EXHIBIT 10.1

CONSULTING AGREEMENT BETWEEN THOMAS A. MOORE AND ADVAXIS, INC.

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into with an effective date of August 19, 2013 (the “Effective Date”) by and between Advaxis, Inc., (the “Company”), and Thomas A. Moore (“Consultant”).

WITNESSETH:

WHEREAS, the Company desires to engage Consultant pursuant to the terms of this Agreement; and

WHEREAS, Consultant desires to be so engaged pursuant to the terms of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	Consulting Services.

The Company agrees to engage Consultant and Consultant agrees to be engaged by the Company pursuant to the terms of this Agreement to assist the Company's development of its veterinary program, as may be requested from time-to-time by the Company, and to perform the duties assigned to Consultant by the Company’s Chief Executive Officer, the Company’s Chairman of the Board, and/or its Board of Directors related to the Company’s strategic planning and business development, or any other matter so delegated.

Consultant shall be able to commit a minimum of twenty (20) hours per week to his performance of consulting services for the Company, in accordance with the terms and conditions of this Agreement, during the Engagement Period, as that term is defined below.

1.1	Previous Employment Agreement.

The parties voluntarily consent to the termination, upon the Effective Date, of any prior oral or written employment agreement, including the parties’ Employment Agreement Between Thomas A. Moore and Advaxis, Inc. which was executed on August 21, 2007 (the “2007 Agreement”), and agree that, upon the Effective Date, the Company shall have no future obligations to Consultant under the terms of any prior employment agreement or renewal or amendment of any employment agreement.

Upon termination of the 2007 Agreement, Consultant shall receive: (i) any accrued but unused vacation time as of the Effective Date; (ii) any reasonable expenses incurred prior to the Effective Date, upon submission of evidence, reasonably satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s business travel and expense reimbursement policy as in effect from time to time; and (iii) Consultant’s accrued salary prior to his resignation, in accordance with Section 1.2 of this Agreement. The foregoing payments shall be payable in accordance with and on the dates set forth in “Schedule A” to this Agreement.

CONFIDENTIAL

Consultant acknowledges and agrees that, except for the compensation and benefits set forth in this Agreement, he has received all compensation and benefits due to him under any prior employment agreement, including the 2007 Agreement, or renewal or amendment of employment agreement, including payment of all compensation and accrued but unused vacation earned as of the Effective Date.

1.2 Voluntary Resignation From Previous Employment.

Consultant agrees that prior to the Effective Date, he shall voluntary resign, and shall take all steps and actions necessary to cause, effectuate, and implement such resignation, from his positions as Chief Executive Officer of the Company and Chairman of the Company’s Board. Consultant also agrees that following his voluntary resignation from these positions, and unless otherwise requested by the Company, Consultant shall no longer hold himself out as holding such positions for the Company.

2.	Term.

The term of this Agreement shall begin on the Effective Date and shall end on the first anniversary thereof (the “Initial Term”). Upon the expiration of the Initial Term, the Agreement shall be rendered null, void, and terminated without restriction or exception (subject to the terms and conditions of Section 11.6 of this Agreement), unless the Company tenders to Consultant, at any time prior to the expiration of the Initial Term, written notice of its intent to renew the Agreement, upon such terms and conditions as the parties shall agree in writing. If the Company elects to continue the term of the Agreement for any period beyond the expiration of the Initial Term, either Consultant or the Company may thereafter terminate the Agreement at any time and for any reason, with or without cause, upon tendering to the other party, ninety (90) days prior to the anticipated termination date, written notice of its intent to the terminate the Agreement. The cumulative period during which Consultant is engaged by the Company pursuant to this Agreement shall be referred to as the “Engagement Period.”

3.	Compensation.

3.1	Consulting Fee.

During the Engagement Period, Consultant shall receive an annualized consulting fee of Three Hundred and Fifty Thousand Dollars ($350,000.00), payable on a monthly basis on the 20th day of the month during which the consulting fee is earned (unless the 20th day of the month falls on a Saturday, Sunday, or a holiday, in which case the payment will be made on the next business day following the 20th day of the month), except that the first payment required by this Section 3.1 of the Agreement shall be tendered on or before September 20, 2013, with interest to accrue at a rate of twelve percent (12%) per annum for any payments not made in accordance with the terms of this Section 3.1. Failure by the Company to tender to Consultant timely payment of the consulting fee prescribed by this Section 3.1 of the Agreement, either in whole or in part, shall not be deemed a material breach of this Agreement.

3.2	COBRA.

CONFIDENTIAL

During the Engagement Period, the Company shall reimburse Consultant for any costs associated with or incurred by Consultant’s participation in a group health plan authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”).

3.3	Travel.

The Company shall reimburse Consultant for reasonable travel, meeting, lodging, meal and other reasonable expenses incurred by Consultant in connection with Consultant’s performance of services hereunder, upon submission of evidence, reasonably satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s business travel and expense reimbursement policy applicable to its consultants as in effect from time to time. All expenses in an amount equal to or exceeding Two Hundred Fifty Dollars ($250.00) shall require the prior written approval of a director or officer of the Company authorized to issue such approval in order to be subject to the reimbursement provisions of this Section 3.3 of the Agreement. Any such expense for which Consultant does not obtain or procure prior written approval will not be reimbursed by the Company, regardless of the reasonableness or necessity of the expense.

4.	Warrants/Options.

Consultant and the Company agree and understand, and relinquish their respective rights to dispute, that Consultant shall be classified as a “non-employee Director” for purposes of the Company’s practices and procedures concerning the compensation of non-employee Directors, subject to the terms and conditions of this Section 4 of the Agreement. Consultant and the Company further agree and understand that Consultant hereby waives his right to receive any compensation, including any retainer payment(s), that may be awarded by the Company to other Directors during the Engagement Period, except that Consultant shall receive attendance fees on terms and conditions substantially similar to those pursuant to which other non-employee Directors may, from time-to-time, receive attendance fees, consistent with the Company’s practices and procedures concerning the compensation of non-employee Directors.

In addition to the foregoing, the committee established by the Board of Directors of the Company to administer the Company’s 2011 Omnibus Incentive Plan (the “Equity Plan”) shall grant to Consultant, on or around November 1, 2013, a one-time award of 30,000 nonqualified stock options under the Equity Plan, or any successor plan.

Consultant and the Company further agree and understand that any and all warrants and/or stock options that were granted or awarded to Consultant prior to the Effective Date shall continue with full force and effect in accordance with their terms and conditions, and the terms thereof shall not be accelerated, vested, or otherwise affected solely by virtue of Consultant’s execution or the terms and conditions of any provision of this Agreement. To avoid ambiguity or doubt, Consultant and the Company agree and understand that warrants and/or stock options granted or awarded to Consultant prior to the Effective Date, as identified on the schedule annexed as “Schedule B” to this Agreement, shall be governed by and in accordance with the terms and conditions of the Equity Plan and the controlling grant agreement, and that Consultant shall be deemed to be in “Continuous Service,” as that term is defined in the Equity Plan, through the term of the options identified in Schedule B.

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5.	Repayment.

Consultant shall receive a one-time payment in an amount equal to One Hundred Thousand Dollars ($100,000.00) within two business days following the first instance, subsequent to the Effective Date, in which the Company closes any financing greater than $5,000,000.00, so long as such closing occurs during the Initial Term. This payment may be increased, in the Company’s sole discretion, up to an amount equal to Four Hundred Twenty-Nine Thousand Seventy-Six Dollars and Fifty-Nine Cents ($429,076.59) in the event that the closing financed exceeds $15,000,000.00.

Consultant and the Company agree and understand that any payment made by the Company pursuant to this Section 5 of the Agreement shall represent a partial repayment (or, if such payment fully satisfies all of the Company’s outstanding obligations, a complete repayment) of the Company’s cumulative outstanding financial obligations, if any, to Consultant pursuant to the terms and conditions of any monetary loans or loans of operating funds extended by Consultant to the Company, and of any notes or other financial instruments executed by and between Consultant and the Company, including but not limited to the Moore Notes, the October 2011 offering, and the May 2011 offering, as those terms are defined in the Company’s Form S-1, and shall correspondingly reduce by the amount of the payment made pursuant to this Section 5 the remaining balance(s), if any, of such loans, notes, and instruments, as applicable.

In the event that the Company closes any financing equal to or greater than $15,000,000.00 during the Initial Term but does not fully satisfy its cumulative outstanding financial obligations, if any, to Consultant pursuant to the terms and conditions of any monetary loans or loans of operating funds extended by Consultant to the Company, and of any notes or other financial instruments executed by and between Consultant and the Company, including but not limited to the Moore Notes, the October 2011 offering, and the May 2011 offering, then the remaining balance of any such outstanding financial obligations shall be payable on the earlier of: (i) six months from the date of closing; or (ii) upon the completion of an underwritten public offering (not currently contemplated).

6.	Compensation Upon Termination of the Agreement.

6.1	General.

If, during the Engagement Period, Consultant or the Company terminate this Agreement, or if the Agreement automatically terminates upon the expiration of the Initial Term, in accordance with Section 2 of the Agreement, thereby terminating Consultant’s engagement by the Company, Consultant shall be entitled to receive: (i) any earned or accrued but unpaid compensation earned during the calendar year in which Consultant’s engagement with the Company is terminated, in accordance with Section 3.1 of this Agreement, through the date of termination of the Agreement; and (ii) provided that, within forty (40) days following the termination of the consulting relationship, Consultant executes and does not revoke a Separation Agreement and General Release provided by the Company, and provided further that the Revocation Period (as that term is defined in the Separation Agreement and General Release) expires within the 40-day period, a disengagement payment in the amount of $350,000.00. Such disengagement payment shall be paid in one lump sum payment following the effective date of the Separation Agreement and General Release (as that term is defined in the Separation Agreement and General Release), subject to all applicable withholdings and deductions, and which payment shall be made no later than the 45th day following the termination of the consulting relationship. If, after the termination of this Agreement, the Board elects to retain Consultant as an Independent Board Member, and Consultant accepts, Consultant shall be eligible to receive the Independent Board Member compensation in effect as of that date. No other compensation shall be paid to or demanded by Consultant upon termination.

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7.	Restrictive Covenants.

7.1 Restrictive Covenants.

Consultant and the Company agree that the Company would suffer irreparable harm and incur substantial damage if Consultant were to enter into Competition (as defined herein) with the Company. Therefore, in order for the Company to protect its legitimate business interests, Consultant agrees as follows:

(a) Without the prior written consent of the Company, Consultant shall not, during the period of engagement by the Company for any reason, directly or indirectly, invest or engage in any business that is Competitive (as defined herein) with the Business of the Company or accept employment or render services to a Competitor (as defined herein) of the Company as a director, officer, agent, employee or consultant or solicit or attempt to solicit or accept business that is Competitive with the Business of the Company, except that Consultant may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(b) Without the prior written consent of the Company and upon any termination of Consultant's engagement by the Company for any reason and for a period of twelve (12) months thereafter, Consultant shall not, either directly or indirectly, (i) invest or engage in any business that is Competitive (as defined herein) with the Business of the Company, except that Consultant may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended; (ii) accept employment with or render services to a Competitor of the Company as a director, officer, agent, employee or consultant unless he is serving in a capacity that has no relationship to that portion of the Competitor's business that is Competitive with the Business of the Company; or (iii) solicit, attempt to solicit or accept business Competitive with the Business of the Company from any of the customers of the Company at the time of his termination or within twelve (12) months prior thereto or from any person or entity whose business the Company was soliciting at such time.

(c) Upon termination of his engagement by the Company for any reason, and for a period of twelve (12) months thereafter, Consultant shall not, either directly or indirectly, engage, hire, employ or solicit in any manner whatsoever the employment of an employee of the Company.

(d) For purposes of this Agreement, a business or activity is in "Competition" or "Competitive" with the Business of the Company if it involves, and a person or entity is a "Competitor", if that person or entity is engaged in, or about to become engaged in, the research, development, design, manufacturing, marketing or selling of a specific product or technology that resembles, competes, or is designed to compete, with, or has applications similar to any product or technology for which the Company has obtained or applied for a patent or made disclosures, or any product or technology involving any other proprietary research or development engaged in or conducted by the Company during the term of Consultant's engagement by the Company.

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7.2	Confidential Information.

Consultant acknowledges and agrees that all nonpublic information concerning the business of the Company or any of its affiliates, including, without limitation, nonpublic information relating to its or its affiliates’ products, customer lists, pricing, trade secrets, patents, business methods and cost data, business plans, strategies, drawings, designs, nonpublic information regarding product development, marketing plans, sales plans, manufacturing plans, management organization (including but not limited to nonpublic data and other information relating to members of the Board, the Company or any of their affiliates or to management of the Company or any of its affiliates), operating policies or manuals, financial records, design or other nonpublic financial, commercial, business or technical information: (i) relating to the Company or any of its affiliates or (ii) that the Company or any of its affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its affiliates (collectively, the “Confidential Information”) is and shall remain the property of the Company. Consultant recognizes and agrees that all of the Confidential Information, whether developed by Consultant or made available to Consultant, other than: (i) information that is generally known to the public, (ii) information already properly in Consultant’s possession on a non-confidential basis from a source other than the Company or its affiliates, which source to Consultant’s knowledge is not prohibited from disclosing such information by a legal, contractual or other obligation of confidentiality to the Company or its affiliates, or (iii) information that can be demonstrated by Consultant to have been independently developed by Consultant without the benefit of Confidential Information from the Company or its affiliates, is a unique asset of the business of the Company, the disclosure of which would be damaging to the Company. Accordingly, Consultant agrees to use such Confidential Information only for the benefit of the Company. Consultant agrees that during the Engagement Period and until the sixth anniversary of the date of termination or expiration of Consultant’s engagement by the Company or its affiliates, Consultant will not directly or indirectly, disclose to any person or entity any Confidential Information, other than information described in clauses (i), (ii) and (iii) above, except as may be required in the ordinary course of business of the Company or as may be required by law or government authority. If disclosure of any Confidential Information is requested or required by legal process, civil investigative demand, formal or informal governmental investigation or otherwise, Consultant agrees: (i) to notify the Company promptly in writing so that the Company may seek a protective order or other appropriate remedy, and to cooperate fully, as may be reasonably requested by the Company, in the Company’s efforts to obtain such a protective order or other appropriate remedy, and (ii) shall comply with any such protective order or other remedy if obtained. Information concerning the business of the Company or any of its affiliates that becomes public as a result of Consultant’s breach of this Paragraph 7.2 shall be treated as Confidential Information under this Paragraph 7.2. Notwithstanding any provision herein to the contrary, Consultant may disclose the terms of this Agreement to the extent necessary to enforce its rights under this Agreement.

7.3	Works for Hire.

Consultant acknowledges and agrees that all services performed for the Company during the Engagement Period are provided on a work for hire basis (as that term is used in the United States Copyright Act), and that Consultant has no right, claim or title, and expressly disavows any such right, claim, or title, to any such work. If, for any reason, the foregoing is ineffective to confirm the absolute, irrevocable and unconditional ownership by, or rights of, the Company in any materials created by Consultant in connection with such services, or if it should ever be determined that any of such materials are not a “work-made-for-hire” exclusively owned and authored by the Company, Consultant hereby absolutely, irrevocably and unconditionally assigns (or, to the extent such assignment is or may be prohibited or limited by any applicable law, hereby absolutely, irrevocably and unconditionally licenses, royalty-free) exclusively to the Company all of such materials, throughout the universe in perpetuity, without condition, exclusion, limitation or reservation.

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7.4	Return of Documents.

In the event of the termination of Consultant’s engagement for any reason, Consultant shall deliver to the Company: (i) all of the property of each of the Company and its affiliates received at any time by Consultant (to the extent not previously returned to the Company) and (ii) all the documents and data of any nature and in whatever medium of each of the Company and its affiliates received at any time by Consultant (to the extent not previously returned to the Company), and Consultant shall not take any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information; provided, however, the foregoing shall not limit any rights or obligations with respect to any such property, documents, data or reproductions thereof that Consultant may have as a shareholder, creditor, consultant and/or director of the Company.

8.	Release.

In consideration for the promises made herein, Consultant hereby irrevocably and unconditionally releases and forever discharges, for himself and for his heirs, executors, administrators, successors and assigns, the Company and/or its affiliates, parents, subsidiaries, predecessors and successors, and all of their past and present directors, officers, management committees, members, agents, employees, representatives, attorneys, shareholders, benefit plan fiduciaries and administrators, and assigns, and all persons acting by, through, under, or in concert with any of them (collectively, “the Advaxis Releasees”), from any and all rights, claims, charges, causes of action, liabilities, costs and damages, known or unknown, suspected or not, fixed or contingent, and in law or in equity, which Consultant now has, or may ever have had, concerning, relating to, or arising out of, directly or indirectly, his employment with the Company and/or the separation therefrom.

This Release applies to federal, state or local laws, civil rights laws, wage-hour, wage-payment, pension or labor laws, any benefits plans, stock options plans, rules and/or regulations, constitutions, ordinances, public policy, contract or tort laws, or any claim arising under common law, or any other action based upon any conduct occurring up to and including the date Consultant signs the Agreement.

Consultant further acknowledges and affirms that he fully understands that he is waiving any right that he may have to claim or assert that the Company or any of the Advaxis Releasees are in default of their repayment obligations, if any, with respect to any monetary loans or loans of operating funds extended by Consultant to the Company, or any notes or other financial instruments executed by and between Consultant and the Company, including but not limited to the Moore Notes, the October 2011 offering, and the May 2011 offering, as those terms are defined in the Company’s Form S-1.

Notwithstanding the foregoing, by entering into this Agreement, Consultant is not releasing claims that relate to any claims for enforcement of this Agreement.

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9.	Non-Disparagement.

Except as otherwise required by law, Consultant agrees that he will not make any false, negative or disparaging comments about, and that he will refrain from directly or indirectly making any comments or engaging in publicity or any other action or activity which reflects adversely upon, the Company, its employees, agents or representatives. This Non-Disparagement provision applies to comments made verbally, in writing, electronically or by any other means, including, but not limited to blogs, postings, message boards, texts, video or audio files and all other forms of communication. The Company will direct its executive officers not to make any false, negative, or disparaging comments about Consultant.

10.	Legal Representation.

Consultant acknowledges that he was advised to consult with, and has had ample opportunity to receive the advice of, independent legal counsel before executing this Agreement, and that the Company advised Consultant to do so and that Consultant has fully exercised that opportunity to the extent he desired. Consultant acknowledges that he had ample opportunity to consider this Agreement and to receive an explanation from such legal counsel of the legal nature, effect, ramifications, and consequences of this Agreement. Consultant warrants that he has carefully read this Agreement, that he understands completely its contents, that he understands the significance, nature, effect, and consequences of signing it, and that he has agreed to and signed this Agreement knowingly and voluntarily of his own free will, act, and deed, and for full and sufficient consideration.

11.	Miscellaneous

11.1	Binding Effect; Assignment.

This Agreement shall be binding on and inure to the benefit of the Company, and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Consultant and Consultant’s heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto. The Company may effect such an assignment without prior written approval of Consultant upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the successor to the Company shall expressly assume and agree in writing to perform this Agreement.

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11.2	Entire Agreement.

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Consultant by any other person), except for any monetary loans or loans of operating funds extended by Consultant to the Company, and any notes or other financial instruments executed by and between Consultant and the Company, including but not limited to the Moore Notes, the October 2011 offering, and the May 2011 offering, as those terms are defined in the Company’s Form S-1, all of which shall survive the execution of this Agreement, are merged herein and superseded hereby.

11.3	Governing Law, Jurisdiction.

(i) This Agreement is made and entered into in the State of New Jersey, and shall in all respects be interpreted, enforced, and governed by and continued and enforced in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of New Jersey applicable to contracts entered into and to be performed in New Jersey.

(ii) Each Party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby may be brought in the courts of the State of New Jersey or in the United States District Court for the District of New Jersey and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that the such Courts are an inconvenient forum.

(iii) Each of the Parties waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any rights or obligations hereunder or the performance of such rights and obligations. Each of the Parties hereto: (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waivers; and (ii) acknowledges that each such other Party has been induced to enter into this Agreement and the other transaction documents to which it is party by, among other things, the waivers and certifications contained herein.

11.4	Taxes.

Notwithstanding any provision to the contrary, the Company shall have the power to withhold from (and thereby reduce) any payments due to the Consultant under this Agreement, or (to the extent that taxes are under-withheld on amounts previously paid by the Company to the Consultant or taxes are due on income taxable to the Consultant without the receipt of sufficient cash) require Consultant to remit to the Company promptly upon notification of the amount due, an amount, determined within the Company’s reasonable discretion and upon written notice (including pay stubs) to Consultant, in each case as necessary to satisfy all of the Company’s obligations regarding Federal, state, local and foreign withholding tax requirements (including, without limitation, social security, employment and similar payroll deductions) with respect to Consultant’s compensation pursuant to this Agreement and/or with respect to any payment of cash, or issuance or delivery of any other property hereunder to Consultant or any third party, for the account or benefit of the Consultant, and the Company may defer any such payment of cash or issuance or delivery of such other property for a reasonable period until such requirements are satisfied, at which time all deferred payments shall be promptly remitted to the Consultant.

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11.5	Amendments.

No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a person authorized thereby and is agreed to in writing by Consultant and, in the case of any such modification, waiver or discharge affecting the rights or obligations the Company, is approved by the Board or a person authorized thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

11.6	Survival.

The obligations of Consultant under Sections 7, 8, and 9 hereof, and all subparts thereof, shall survive the termination of this Agreement.

11.7	Severability.

The invalidity of any provision of this Agreement under the applicable laws of the State of New Jersey or any other jurisdiction, shall not affect the other provisions hereby declared to be severable from all other provisions. The intention of the parties, as expressed in any provision held to be void or ineffective, shall be given such full force and effect as may be permitted by law.

11.8	Notices.

Any notice or other communication required or permitted to be delivered under this Agreement shall be: (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(i) If to the Company, to it at its then current headquarters, Attention: Chairman of the Board.

(ii) if to Consultant, to Consultant at Consultant’s residential address as then on file with the Company, with a copy to:

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Tel:

Fax:

Attn: Tom Moore

Copies of any notices or other communications given under this Agreement, which shall not constitute notice to the Company in accordance with this Section 11.8 of the Agreement, shall also be given to:

Tel: (212) 549-0378

Fax: (212) 521-5450

Attn: Yvan-Claude J. Pierre

11.9	Headings.

The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

11.10	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have entered into this Agreement effective as of the date first written above.

ADVAXIS, INC.

BY:	/s/ James Patton	/s/ Thomas A. Moore
NAME:	James Patton	THOMAS A. MOORE (“Consultant”)
TITLE:	Chairman of the Board

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SCHEDULE A

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SCHEDULE B